Exhibit 2.5

VIDEOTRON LTD. / VIDÉOTRON LTÉE

SUPPLEMENTAL INDENTURE

Dated as of January 8, 2016

Computershare Trust Company of Canada,

Trustee

SUPPLEMENTAL INDENTURE, dated as of January 8, 2016 (this “Supplemental Indenture”), by and among Videotron Ltd. / Vidéotron Ltée, a corporation under the laws of the Province of Québec (the “Corporation”), 9529454 Canada Inc., a corporation under the Canada Business Corporations Act (“9529454”), 8480869 Canada Inc., a corporation under the Canada Business Corporations Act (“8480869”), Fibrenoire Inc., a corporation under the Canada Business Corporations Act (“Fibrenoire”) and Canadian P2P Fibre Systems Ltd. / Systèmes de Fibres P2P du Canada Ltée (“Canadian P2P” and, collectively with 9529454, 8480869 and Fibrenoire, the “Additional Subsidiary Guarantors”, each an “Additional Subsidiary Guarantor”) and Computershare Trust Company of Canada (“Computershare” or the “Trustee”), as trustee, to each of (i) the Indenture, dated as of July 5, 2011, as supplemented through the date hereof, by and among the Corporation, each of the subsidiary guarantors party thereto, and Computershare, as trustee (the “2011 Indenture”), (ii) the Indenture, dated as of June 17, 2013, as supplemented through the date hereof, by and among the Corporation, each of the subsidiary guarantors party thereto, and Computershare, as trustee (the “2013 Indenture”), and (iii) the Indenture, dated as of September 15, 2015, as supplemented through the date hereof, by and among the Corporation, each of the subsidiary guarantors party thereto, and Computershare, as trustee (the “2015 Indenture” and collectively with the 2011 Indenture and the 2013 Indenture the “Indentures” and each an “Indenture”).

WHEREAS, the Corporation, the existing subsidiary guarantors party thereto, and Computershare, as trustee, have entered into (i) the 2011 Indenture governing the Corporation’s 6 7/8% Senior Notes due 2021 (the “2021 Notes”), (ii) the 2013 Indenture governing the Corporation’s 5 5/8% Senior Notes due June 15, 2025 (the “2025 Notes”), and (iii) the 2015 Indenture governing the Corporation’s 5 3/4% Senior Notes due 2026 (the “2026 Notes” and, collectively with the 2021 Notes and the 2025 Notes, the “Notes”);

WHEREAS, Section 4.19 of each of the Indentures, respectively, provides that under certain circumstances the Corporation shall cause a Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guarantee of the payment of the notes issued thereunder by such Restricted Subsidiary;

WHEREAS, the parties hereto are desirous of further supplementing each Indenture in the manner hereinafter provided for the purpose of providing Subsidiary Guarantees by the Additional Subsidiary Guarantors in accordance with the terms of each Indenture;

WHEREAS, Section 9.01(5) of each Indenture, respectively, provides that the Corporation and the Trustee may amend or supplement such Indenture without the consent of any Holder to add additional guarantees with respect to the notes issued thereunder; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Corporation, the Additional Subsidiary Guarantors and the Trustee, in accordance with its terms.

Supplemental Indenture – VL/Fibrenoire

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein, the parties hereto mutually covenant and agree as follows:

1. In respect of each the Indentures, respectively, terms used in this Supplemental Indenture that are not defined herein shall have the meanings set forth in such Indenture.

2. Each Additional Subsidiary Guarantor hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions and limitations set forth in each Indenture, including but not limited to Article 10 of each Indenture.

3. This Supplemental Indenture shall be construed as supplemental to each Indenture, respectively, and shall form a part thereof, and each Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

4. This Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in each Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to such Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

5. Except as provided below, in the event of a conflict between the terms and conditions of each Indenture, respectively, and the terms and conditions of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail.

6. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of each Indenture, respectively, that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

7. This Supplemental Indenture shall be governed and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein. The parties hereby acknowledge that they have expressly required this Supplemental Indenture be drawn up in the English language only. Les parties reconnaissent avoir expressément demandé que la présente convention soit rédigée en anglais seulement.

8. This Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Supplemental Indenture.

9. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

Supplemental Indenture – VL/Fibrenoire

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

CORPORATION:

VIDÉOTRON LTÉE

By :	/s/ Hugues Simard	By :	/s/ Chloé Poirier
Name :	Hugues Simard	Name :	Chloé Poirier
Title :	Senior Vice President and Chief Financial Officer	Title ::	Vice President and Treasurer

ADDITIONAL SUBSIDIARY GUARANTORS:

9529454 CANADA INC.

By :	/s/ Hugues Simard	By :	/s/ Chloé Poirier
Name :	Hugues Simard	Name :	Chloé Poirier
Title :	Vice President Finance	Title ::	Vice President and Treasurer

8480869 CANADA INC.

By :	/s/ Hugues Simard	By :	/s/ Chloé Poirier
Name :	Hugues Simard	Name :	Chloé Poirier
Title :	Vice President	Title ::	Vice President and Treasurer

FIBRENOIRE INC.

By :	/s/ Hugues Simard	By :	/s/ Chloé Poirier
Name :	Hugues Simard	Name :	Chloé Poirier
Title :	Vice President	Title ::	Vice President and Treasurer

CANADIAN P2P FIBRE SYSTEMS LTD.

By :	/s/ Hugues Simard	By :	/s/ Chloé Poirier
Name :	Hugues Simard	Name :	Chloé Poirier
Title :	Vice President	Title ::	Vice President and Treasurer

Supplemental Indenture – VL/Fibrenoire

TRUSTEE:

COMPUTERSHARE TRUST COMPANY OF CANADA

By :	/s/ Fabienne Pinatel	By :	/s/ Ekaterini Galouzis
Name :	Fabienne Pinatel	Name :	Ekaterini Galouzis
Title :	Gestionnaire fiduciaire Corporate Trust Officer	Title :	Gestionnaire Fiduciaire Adjointe Associate Trust Officer

Supplemental Indenture – VL/Fibrenoire